Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-01047) pertaining to the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries of our report dated June 19, 2012, with respect to the financial statements and schedule of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 19, 2012